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                                                                      EXHIBIT 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

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
                                            THIRD QUARTER ENDED            NINE MONTHS ENDED
                                        ---------------------------   ---------------------------
                                         SEPT. 30,      SEPT. 30,      SEPT. 30,      SEPT. 30,
                                            2002           2001           2002           2001
                                        ------------   ------------   ------------   ------------
Income before extraordinary items and
  cumulative effect of change in
  accounting principle................  $101,042,000   $ 61,817,000   $272,319,000   $153,891,000
Extraordinary gain (losses), net......             -        106,000              -        (25,000)
Cumulative effect of change in
  accounting principle, net...........             -              -    (91,169,000)             -
                                        ------------   ------------   ------------   ------------
        Net income....................  $101,042,000   $ 61,923,000   $181,150,000   $153,866,000
                                        ============   ============   ============   ============
Weighted average number of common
  shares outstanding..................   110,593,533    113,241,429    111,682,006    114,610,333
                                        ============   ============   ============   ============
Basic earnings per share
  Income before extraordinary items
    and cumulative effect of change in
    accounting principle                $       0.91   $       0.55   $       2.44   $       1.34
  Extraordinary items, net............             -              -              -              -
  Cumulative effect of change in
    accounting principle, net.........             -              -          (0.82)             -
                                        ------------   ------------   ------------   ------------
        Net income....................  $       0.91   $       0.55   $       1.62   $       1.34
                                        ============   ============   ============   ============
Weighted average number of common
  shares outstanding..................   110,593,533    113,241,429    111,682,006    114,610,333
  Additional shares based on average
    market price for period applicable
    to:
      Restricted stock................       612,305        655,982        621,729        661,853
      Stock options...................     1,805,884      1,182,938      1,735,597      1,517,082
                                        ------------   ------------   ------------   ------------
Average number of common and common
  equivalent shares outstanding.......   113,011,722    115,080,349    114,039,332    116,789,268
                                        ============   ============   ============   ============
Diluted earnings per share
  Income before extraordinary items
    and cumulative effect of change in
    accounting principle..............  $       0.89   $       0.54   $       2.39           1.32
  Extraordinary items, net............             -              -              -              -
  Cumulative effect of change in
    accounting principle, net.........             -              -          (0.80)             -
                                        ------------   ------------   ------------   ------------
        Net income....................  $       0.89   $       0.54   $       1.59   $       1.32
                                        ============   ============   ============   ============
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